SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this  “Agreement”) is made as of May 3, 2010, by and between Smart Balance, Inc., a Delaware corporation (the “Company”) and Robert S. Gluck (the “Executive”) to acknowledge and set forth the terms and conditions regarding the termination of Executive’s employment and positions with the Company.

1.  Separation Date. The Executive hereby resigns, effective as of June 30, 2010 (the “Separation Date”), from any and all positions the Executive holds with the Company and its Affiliates (as defined below), including without limitation: (a) his position as Chief Operating Officer of the Company, (b) his position as an officer of any Affiliate of the Company; (c) his position as a director of the Company and of any Affiliate of the Company, (d) any position he holds in any fiduciary capacity with respect to any benefit or other plan sponsored by the Company or its Affiliates, and (e) any position he holds as a member of any committee established by the Company. The Executive’s last day of employment with the Company will be the Separation Date. The Executive also agrees to withdraw his name from consideration for reelection to the Board of Directors of the Company prior to the annual meeting of the shareholders of the Company to be held on May 12, 2010.  The Executive will take all actions and provide the Executive’s full cooperation, whether before or after the Separation Date, to the extent the Company reasonably believes such assistance is necessary, to effectuate the foregoing resignations. For purposes of this Agreement, the term “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with that person.

2.  Separation Payments and Benefits. In consideration of the Release (defined below) and the other promises, acknowledgements, representations, and obligations of the Executive under this Agreement, the Company will pay the following amounts to the Executive (collectively, the “Separation Compensation”), in each case minus any applicable payroll taxes and other deductions and withholdings required by federal, state, or local law or as requested by the Executive:

(a)          The Company will pay to the Executive his salary from the Effective Date (as defined below) through the Separation Date, to be paid in the time and in the manner the Executive currently receives his salary payments from the Company; and

(b)          The Company will pay to the Executive the aggregate amount of One Million Eight Hundred Seven Thousand Five Hundred US Dollars ($1,807,500.00), in semi-monthly installments over a twenty four (24) period beginning on July 1, 2010 (the “Severance Period”), to be paid at the time and in the manner the Executive currently receives his salary payments from the Company, with each of such installments to be treated as a “separate payment” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. § 1.409A-2(b)(2)(iii); and

(c)          The Company will pay to the Executive the bonus that would have been payable to the Executive, if any, for the semi-annual period ending June 30, 2010, pursuant to the Company’s 2010 Bonus Program under the Company Financial Incentive Program in effect as of the date of this Agreement, the determination of such bonus to be made by the Board of Directors of the Company in its sole and absolute discretion and the payment of such bonus, if any, to be made to the Executive in a lump sum at the same time as similar bonuses are paid to senior executives of the Company, but in any event no later than March 15, 2011; and

(d)          In the event of the Executive’s death, all payments to be made by the Company to the Executive under this Section 2 will be made to the estate of the Executive.

3.  General Release and Waiver. In consideration of the Company’s promise to pay the Separation Compensation, the Executive agrees to the following General Release and Waiver (the “Release”):

3.1.  Release.  For good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Executive, individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys, and assigns of every kind, hereby irrevocably, fully, unconditionally, and forever releases, discharges, and holds harmless, to the fullest extent permitted by applicable law, the Company and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities, and all of their respective past and present employees, officers, directors, trustees, shareholders, members, partners (as applicable),

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agents, investors, attorneys, and representatives (collectively, the “Company Released Parties”), from and against any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, demands, and losses of any kind or nature whatsoever (based on any legal or equitable theory, whether contractual, common law, statutory, federal, state, local, or otherwise, including any claims for attorneys’ fees or costs), whether known or unknown, that the Executive has or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world until and through the Effective Date, including without limitation any and all matters arising out of the Executive’s employment and cessation of employment with the Company and with  its Affiliates, any and all matters arising out of the Executive’s service and cessation of service as a director of the Company and of any Affiliate, any and all matters arising out of any benefit plan, program, policy, contract, agreement, or other arrangement applicable between the Company and the Executive, and any and all matters arising under any federal, state, or local statute, rule, or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Older Workers Benefits Protection Act, 29 U.S.C. § 626 et seq.,  the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq., The New Jersey Conscientious Employee Protection Act,  N.J.S.A. 34:19-1 et seq., and any other applicable labor and employment laws of the State of New Jersey (collectively “Claims”). Notwithstanding the foregoing, (a) this Release will not apply to any actions to enforce any rights that the Executive may have under this Agreement and the Indemnification Agreement (as defined below), and (b) the Executive does not release and will retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to the Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company, its Affiliates, or any Company Released Party.

3.2.  Acknowledgements.  Without limiting the foregoing, and for avoidance of doubt, the Executive understands and agrees that by giving the Release:

(a)          The Executive is specifically and voluntarily waiving, releasing, and forever giving up any and all Claims the Executive may have against the Company Released Parties for illegal discrimination or retaliation of any kind or nature, including without limitation those based on his age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, disability, and/or handicap, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or as a result of his loss of employment or otherwise;

(b)          The Executive is specifically and voluntarily waiving, releasing, and forever giving up any and all Claims that the Executive may have against the Company Released Parties for breach of contract, severance pay, or separation pay, vacation pay, holiday pay, breach of promise, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and/or negligent infliction of emotional distress, negligence, and/or any other intentional torts;

(c)          The Executive is specifically and voluntarily waiving, releasing, and forever giving up all Claims released by the Executive pursuant to Section 3.1 of this Agreement through and including the Effective Date, including without limitation any alleged injuries or damages suffered at any time after the date the Executive signs this Release by reason of the continued effects of alleged discriminatory acts or other conduct which occurred on or before the date of this Agreement; and

(d)          The Executive is specifically and voluntarily waiving, releasing, and forever giving up all Claims that the Executive may have with respect to all Option Shares covered by the Amended Stock Option Agreement between the Company and the Executive dated as of May 21, 2007 (the “2007 Option Agreement”) and the Amended Stock Option Agreement between the Company and the Executive dated as of June 5, 2008 (the “2008 Option Agreement”), including without limitation any and all rights he might have to the vested and unvested portions of both the Time Vested Awards and the Price Vested Awards under both agreements, as those terms are defined in such agreements.

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3.3.  Non-Participation.  The Executive promises and agrees that, from and after the date of this Agreement, the Executive will not, either individually or with any other person or entity, commence, maintain, prosecute, participate as a party, or permit to be filed by any other person or entity on his behalf, any action, charge, lawsuit, complaint, or any administrative, arbitral, judicial, or other proceeding with any governmental agency, or against any Company Released Party with respect to any of the Claims released by the Executive pursuant to Section 3.1 above. The Executive understands that this Section 3.3 bars the Executive from initiating legal action only to the fullest extent such a prohibition is valid under law. In addition, the Executive agrees that, from and after the date of this Agreement, and to the fullest extent permitted under applicable law, the Executive will not voluntarily participate or assist in any judicial, administrative, arbitral, or other proceedings of any nature or description against any Company Released Party brought by or on behalf of any administrative agency or any executives or former executives of the Company other than pursuant to a valid judicial subpoena or court order. If any person or entity brings a Claim released under the Release on the Executive’s behalf, the Executive will waive any right to recovery under such Claim and will use commercially reasonable efforts to cooperate with Company Released Parties to have such claim dismissed.

3.4. Voluntary Act.  The Executive is giving the Release knowingly, voluntarily, and with full understanding of its terms and effects. The Executive is giving the Release of his own free will without any duress, being fully informed, and after due deliberation. The Executive voluntarily accepts the Company’s promise to pay the Separation Compensation to him in consideration of the Release.

3.5.  Third Party Beneficiaries.  The Executive understands and agrees that each of the individuals and entities identified as Company Released Parties in Section 3.1 of this Agreement are intended third party beneficiaries of the releases and undertakings conveyed by Executive hereunder, and that each such beneficiary will have the right to enforce the terms and conditions of the Release directly, in its own name and its own right, to the fullest extent that such rights are afforded to the Company hereunder.

4.  Transition Period. During the period from the date hereof through the Separation Date, the Executive will devote such time and attention to the business of the Company, and will provide the Company with such advice, information, assistance, and counsel, as the Chief Executive Officer of the Company may request in order to promote the Company’s business and operations and to transition the Executive’s responsibilities to others.

5.   Cooperation. The Executive hereby agrees that at all times during the Severance Period, and at all times thereafter solely with respect to any Proceeding, he will make himself reasonably available to, and will as reasonably requested by the Company cooperate with, the Company and its Affiliates, at the Company’s sole cost and expense, with respect to any matter about which Executive has knowledge arising out of the Executive’s employment with the Company, or any roles or positions the Executive had with the Company or any of its Affiliates, including without limitation in connection with any Proceeding. For purposes of this Agreement, “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise, involving the Company or its Affiliates.  The Company and the Executive agree that if the Executive is required to provide in excess of one hundred (100) hours of his time pursuant to this Section 5, including travel time, the Company will compensate the Executive at the rate of $300 per hour for all such excess time.  The Company agrees that the Executive will not be required to provide any merger and acquisition advice or services under this Section 5, and further agrees that nothing in this Section shall be interpreted to create an obligation in the event of the Executive’s death or disability.

6.  Non-Solicitation and Non-Competition.  During the Severance Period, the Executive agrees that he will not, directly or indirectly, (a) solicit any employee of the Company for employment, or (b) enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, participate in any effort to purchase all or substantially all of the assets of or any of the shares of any corporation or other entity owning, or have any direct or indirect investment in, any spread, specialty milk, soymilk, half and half, cooking oil, or peanut butter business in competition with the spread, specialty milk, soymilk, half and half, cooking oil, or peanut butter business of the Company and its Affiliates in any geographic areas in which the Company and/or any of its Affiliates is then currently conducting such business.  Nothing contained in this Agreement shall be construed to prevent the Executive from owning at any time, directly or indirectly, as much as 5% of any class of equity securities issued by any corporation or other entity which are publicly traded and registered under the Securities and Exchange Act of 1934, as amended.

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7.  Confidentiality.  The Company and the Executive are parties to an Employee Invention Assignment and Confidentiality Agreement dated as of May 21, 2008 (the “Confidentiality Agreement”).  The Company and the Executive agree that the Confidentiality Agreement shall remain in full force and effect according to its terms notwithstanding the execution and entry into effect of this Agreement.  In addition to the understandings and agreements contained in the Confidentiality Agreement, the Executive agrees that he will not use any Confidential Information and Trade Secrets of the Company, as those terms are defined in the Confidentiality Agreement, in any manner adverse to the interests of the Company.  The Executive agrees that, without limiting the generality of the foregoing, his direct or indirect participation in any effort to purchase all or substantially all of the assets of any business of the Company, or shares of the Company sufficient to constitute control of the Company, would constitute a use by the Executive of Confidential Information and Trade Secrets of the Company in a manner adverse to the interests of the Company.

8.  Change of Control Agreement.  The Company and the Executive are parties to a Change of Control Agreement dated as of May 21, 2007 (the “Change of Control Agreement”).  The Company and the Executive agree that as of the Effective Date the Change of Control Agreement shall be null and void and no longer of any force and effect.

9.  Indemnification Agreement.  The Company and the Executive are parties to an Indemnification Agreement dated as of March 10, 2010 (the “Indemnification Agreement”).  The Company and the Executive agree that notwithstanding this Agreement and the granting by the Executive of the Release, the Indemnification Agreement remains in full force and effect.

10.  2007 Option Agreement and 2008 Option Agreement.  The Company and the Executive agree that as of the Effective Date the 2007 Option Agreement and the 2008 Option Agreement shall each be null and void and no longer of any force and effect.  Specifically, and without limiting the generality of the foregoing, the Executive acknowledges and agrees that, in consideration of the Company’s promise to pay the Separation Compensation, he is forfeiting all of his rights under the 2007 Option Agreement and the 2008 Option Agreement, including any rights he might have to the vested and unvested portions of both the Time Vested Awards and the Price Vested Awards under both agreements, as those terms as defined in such agreements.

11.  Press Release.  The Company and the Executive will agree on appropriate language to be provided to the Securities and Exchange Commission regarding the Executive’s separation from service with the Company, and his decision to withdraw his name from consideration for reelection to the Board of Directors of the Company, which is both acceptable to the Executive and which meets all of the Company’s legal and ethical obligations to report.  Such report to the Securities and Exchange Commission will also include a copy of a press release which will be released by the Company.  The substance of press release will be that the Executive has decided to leave his employment with the Company to pursue other interests.

12.  Records, Documents and Property. On or before the Separation Date, the Executive agrees to return to the Company all of its property including but not limited to its records, correspondence, and documents, in both digital and hard copy form, as well as all keys, pagers, computers, access cards, and corporate charge cards.

13.  Additional Acknowledgements, Representations, and Affirmations.

13.1  No Consideration Absent Execution of Separation Agreement. The Executive acknowledges and agrees that he is not presently entitled to any portion of the Severance Compensation other than by reason of the Executive’s execution and delivery of this Agreement, and that delivery of the Severance Compensation constitutes additional consideration for the Executive’s execution and delivery of this Agreement and his fulfillment of the promises and undertakings contained in this Agreement.

13.2  Full Satisfaction. The Executive acknowledges and agrees that, except for the payments and benefits set forth in Sections 2, 3.1(a), 3.1(b), and 9 above, the Executive will neither receive, nor be entitled to receive, any other compensation, payments, or benefits of any kind or nature from the Company or its Affiliates, including without limitation any salary, commission, compensation, bonus, incentive payment, severance, expense reimbursement, or other payment of any kind or nature whatsoever pursuant to the any agreement, understanding, or instrument, whether verbal or written, between the Executive and the Company or its Affiliates.

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13.3  Absence of Potential Claims.

(a)          The Executive hereby affirms that he has not filed, caused to be filed, or presently is a party to any pending or threatened claim or action against the Company or any of the Company Released Parties, and agrees that he will not file or cause to be filed any such claim between the date hereof and the Effective Date.

(b)          The Executive hereby affirms that he has been paid and/or has received from the Company all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled in connection with his employment with the Company (other than his base salary and bonus for the period from the date hereof through the Separation Date to be paid to the Executive pursuant to Section 2 hereof in consideration of the Executive’s service through the Separation Date). The Executive further affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation by the Company for taking such leave.

(c)          The Executive affirms that he has not suffered any known workplace injuries or occupational diseases.

(d)          The Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its Affiliates, or their respective officers or board members, including any allegations of corporate fraud.

13.4.  Acknowledgements.

(a)          The Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, and that he has done so.

(b)          The Executive acknowledges that he has not relied on any representations or statements not set forth in this Agreement. The Executive will not disclose the contents or substance of this Agreement to any third parties, other than his attorneys, accountants, or as required by law, and the Executive will instruct each of the foregoing not to disclose the same.

14.  No Duty to Mitigate.  The Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any earnings that the Executive may receive from any other source reduce any such payment or benefit.

15.  Non-Admission.  The Company and the Executive agree that this Agreement shall not be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful or wrongful conduct of any kind.  Specifically, and without limiting the generality of the foregoing, the Executive further agrees that nothing contained in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company that the Executive is at the date hereof or was at any time during his employment with the Company anything other than an At-Will employee of the Company.

16.  Breach.  The Executive acknowledges and agrees that any material breach of this Agreement will entitle the Company immediately to cease providing the Separation Compensation to Employee under this Agreement, except as provided by law.

17.  Indemnification.  Except as provided by law, the Executive agrees to indemnify and hold the Company Released Parties harmless from and against any suit, claim, loss, liability, cost, expense, damage, or deficiency (including without limitation, attorneys’ fees) resulting from or relating to any material breach by the Executive of any promise, acknowledgement, representation, or obligation of the Executive under this Agreement.

18.  Governing Law and Venue. This Agreement has been negotiated and executed in the State of New Jersey and is to be performed in New Jersey.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws.  Any dispute, action, litigation, or other proceeding concerning this Agreement shall be instituted, maintained, heard, and decided in the State of New Jersey. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

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19.  Successors and Assigns.  This Agreement is binding on the Company and its successors and assigns and inures to the benefit of the Executive and the Executive’s heirs, executors, and personal representatives.

20.  Miscellaneous. This Agreement contains the complete agreement between the Company and the Executive with respect to its subject matter, and supersedes all prior agreements, arrangements, or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Section 7 or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by the Company and the Executive. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. If any provision of Section 6 is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21.  Tax Matters and Section 409A.  This Agreement shall be interpreted, operated, and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements under Section 409A of the Code and any guidance issued thereunder. Any reference in this Agreement to termination of employment shall mean “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. 1.409A-1(h).  Notwithstanding anything in this Agreement to the contrary, any amount or benefit that would constitute non-exempt deferred compensation (and would be payable by reason of the Executive’s separation from service during a period in which he is a “specified employee” within the meaning of Section 409A of the Code and Treas. Reg. § 1.409A-1(i)) will be accumulated and paid no earlier than the first day of the seventh month following the Executive’s separation from service (or if earlier upon the Executive’s death), if and to the extent such delay is required under Section 409A of the Code. If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any compensation or benefits hereunder, whether pursuant to the Code, state, or local tax laws and regulations.

22.  Right to Review and Revoke.  The Executive acknowledges that he has been given the opportunity to review and consider this Agreement for twenty-one (21) days from the date he received a copy. If he elects to sign this Agreement before the expiration of the twenty-one (21) days, the Executive acknowledges that he has chosen, of his own free will and without any duress, to waive his right to the full twenty-one (21) day review period. The Executive may revoke this Agreement after signing it by delivering written notice to the Secretary of the Company within seven (7) days after signing it. This Agreement, provided it is not revoked, will be effective on the eighth day after execution (the “Effective Date”), provided that if the last day of the revocation period is a weekend or legal holiday, then the revocation period will not expire, and the Effective Date will not occur, until the next following day that is not a weekend or legal holiday.  To be effective any revocation within the seven (7) day period must be in writing and state “I hereby revoke my acceptance of the Separation Agreement and General Release between Smart Balance, Inc., and the undersigned.”   If the Executive timely revokes this Agreement, then the Company and the Executive will automatically return to the status quo existing immediately prior to such revocation, this Agreement will be null and void, and there will be no obligation on the part of the Company to pay the Separation Compensation.

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IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement as of the date and year first above written.

EXECUTIVE	SMART BALANCE, INC.

/s/ Robert S. Gluck	By:	/s/ Stephen B. Hughes
Robert S. Gluck		Stephen B. Hughes
Chairman and Chief Executive Officer

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STATE OF NEW JERSEY

COUNTY OF Bergen

I, the undersigned Notary Public, do hereby certify that Robert S. Gluck personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 3rd day of May, 2010.

/s/ Patricia A Rooney
Notary Public
Patricia Ann Rooney Notary Public, State of New Jersey My Commission Expires April 14, 2013

STATE OF ~~NEW JERSEY~~

COUNTY OF _________

The foregoing instrument was acknowledged before me this 3rd day of May, 2010 by Stephen B. Hughes, Chairman and Chief Executive Officer of Smart Balance, Inc., a Delaware corporation, on behalf of such corporation.

Given under my hand and official seal this 3rd day of May, 2010.

/s/ Ariel L. Reid
Notary Public For Stephen Hughes

April L Reid
Notary Public
State of Colorado
Commission expires 6/22/2013

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